PURCHASE AND SALE AGREEMENT


      AGREEMENT, made as of the 3rd day of March, 1998, by and between BIRMINGHAM UTILITIES, INC. a Connecticut corporation, having its principal place of business in Ansonia, Connecticut (hereinafter referred to as the "Seller"); and THE TOWN OF SEYMOUR a municipal corporation existing within the County of New Haven and State of Connecticut, (hereinafter referred to as the "Buyer");

                                 WITNESSETH:

      In consideration of the Purchase Price described in Paragraph 1 hereof, and subject to the further terms and conditions set forth herein, the Seller hereby agrees to sell and convey, and the Buyer hereby agrees to purchase, the approximately 233.8 acres of unimproved real property located in the Town of Seymour and more particularly described in Schedule A attached hereto and made a part hereof (hereinafter referred to as the "Premises"). Title to the Premises will be conveyed free and clear of all encumbrances, liens, or exceptions to title other than those set forth in Schedules A and B or in Paragraph 7 hereof.

1.    CONSIDERATION

      The Purchase Price for the Premises shall be ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00), which the Buyer agrees to pay in cash or by certified check or bank draft on the date of the closing of title and upon delivery of the deed as hereinafter provided. The Buyer acknowledges that the Purchase Price is less than the current fair market value of the Premises and that the Seller expects to receive a deduction for income tax purposes in the amount of the difference between the fair market value of the Premises and the Purchase Price. The Buyer will use reasonable efforts to assist the Seller to obtain those tax deductions and benefits to which Seller may be entitled by virtue of the "bargain" nature of the Purchase Price, including acknowledging on appropriate tax forms and in any related proceedings that the Buyer has provided no consideration to the Seller for the Premises other than the Purchase Price.

2.    DEED

      The deed of conveyance to the Premises shall be in the form of a full covenant and Warranty Deed in the usual Connecticut form, which shall be duly executed, acknowledged and delivered, all at the Seller's expense, conveying the fee simple title in and to the Premises to the Buyer, free and clear of all encumbrances, liens and exceptions to title other than those set forth in Schedules A and B hereof or in Paragraph 7 hereof. The Seller shall pay any conveyance tax due in connection with this transaction imposed on Seller by applicable law. The Seller agrees to execute, at the time of closing, an affidavit regarding the non-existence of mechanic's liens, materialmen's liens or rights of tenants upon the Premises and other conditions of or on the Premises required by a licensed title insurance company necessary in order to issue a "clean" title insurance policy.

3.    APPORTIONMENTS

      The taxes and assessments of the City in which the Premises are situated will be apportioned, in accord with local custom, as of the date of the closing of title. Should any tax, assessment, or rate be undetermined on the date of the closing of title, the last determined tax, assessment, or rate shall be used for the purpose of the apportionment.

4.    CONDITION OF PREMISES

      The Buyer further agrees with and represents to the Seller that it has examined the Premises, that it is fully satisfied with the physical condition thereof, and that neither the Seller nor any representative of the Seller has made any representation or promise upon which the Buyer has relied concerning the physical condition of the Premises or of any property covered by this Agreement, except as herein may be expressly set forth, provided however, that the Buyer has reviewed a certain engineering report entitled Great Hill Reservoir Dam - Annual Dam Inspection 1997, by Roald Haestad, Inc., Consulting Engineers, Waterbury, Connecticut (the "Haestad Report") and relied upon the Haestad Report in connection with the condition of the dam on the Premises, and that if the Closing Date contemplated in Paragraph 9 hereof shall occur more than one year from the date of such Report, upon the request of the Buyer, the Seller shall obtain, at its expense, another such report (the "New Report") prior to the Closing Date. In the event that such New Report shall reveal any material deterioration in the structural condition of the dam from that reported in the Haestad Report, the Buyer may, subject to the Seller's right, as described below, to restore the dam at Seller's expense to its structural condition reported in the Haestad Report, terminate this Agreement, but only upon a majority vote of the Buyer's Board of Selectmen. In order to exercise its right of termination described in this Paragraph 4, the Buyer shall give the Seller written notice of its intent to terminate the Agreement in accordance with the provisions of this Paragraph 4 (the "Notice of Termination") not more than thirty (30) days after Buyer's receipt of the New Report, which written notice shall describe the structural condition of the dam that has materially deteriorated. The Seller shall, if it intends to restore the dam as contemplated above, provide written notice to the Buyer of such intention (the "Restoration Notice") within thirty (30) days of Seller's receipt of the Buyer's Notice of Termination. The Restoration Notice shall contain a proposed timetable for the proposed restoration, which timetable shall call for completion of the project no later than one year from the date of the Restoration Notice. At the completion of the restoration work, the Seller shall, at its expense, provide to the Buyer an engineering report which shall describe the restoration of the structural condition of the dam to a structural condition at least as good as that reported in the Haestad Report. The parties shall set a new Closing Date to occur within thirty (30) days after completion of the restoration project and submission to the Buyer of the new engineering report complying with the above provisions. In the event that the restoration project is not completed, and the new engineering report complying with the above provisions is not submitted to the Buyer, within one year from the Restoration Notice, the Buyer may reaffirm its Termination Notice in writing, at which time this Agreement and the obligations of the parties hereunder shall, notwithstanding any other provision of this Agreement, terminate and come to an end.

5.    TITLE

      (a) The Buyer agrees to obtain a title search of the Premises within sixty (60) days of the execution hereof. The Buyer shall notify the Seller within said sixty (60) day period whether the title is clear according to the Standards of Title of the Connecticut Bar Association, free and clear of encumbrances, liens or exceptions to title other than those set forth in Schedules A or B hereof, or in Paragraph 7 hereof, and otherwise conforms to the terms hereof. In the event that at that time title is in fact not clear according to such Standards of Title by virtue of encumbrances, liens or exceptions to title not set forth in Schedules A or B hereof or in Paragraph
7 hereof, the Buyer may elect to (i) accept such title as is revealed in its title search, upon the payment of the aforesaid Purchase Price, (ii) terminate this Agreement, in which case this Agreement shall terminate and immediately become null and void, and the parties hereto shall be released and discharged of all further claims and obligations, each to the other, hereunder, or (iii) request that the Seller undertake to perfect title, in which case the Seller may undertake to do so at its expense or decline to do so and terminate the Agreement with the same effect as set forth in (ii) above.

      (b) In the event that said title is clear as aforesaid as of the date of the aforesaid title search, and from and after said date the title becomes encumbered or otherwise clouded such that the Seller is unable to convey clear title at closing as required hereunder, the Buyer may elect to accept such title as the Seller can convey, upon the payment of the aforesaid Purchase Price, or, subject to the provisions of subsections (c) and (d) below, may reject the deed conveying such title on that ground. Upon such rejection, all sums paid on account hereof, together with interest thereon, and together with any reasonable expenses actually incurred by the Buyer in connection with this Agreement shall be repaid by the Seller to the Buyer. Upon receipt of such payments by the Buyer, this Agreement shall terminate and become null and void and the parties hereto shall be released and discharged of all further claims and obligations, each to the other, hereunder.

      (c) It is further understood and agreed that if, on the date herein set for the closing of title, the Seller shall be unable to convey the title to the Premises to the Buyer free and clear of encumbrances, liens or exceptions to title other than those set forth in Schedules A or B hereof, or in Paragraph 7 hereof, or, if the Buyer shall have accepted title defects in accordance with the provisions of subsection (a)(i) or (b) above, such defects as were so accepted by Buyer, then, and in that event, the Seller may elect to have a further period of thirty (30) days from the date of the notice of such defects as contemplated in subsection (d) below within which to perfect title, in which case the Seller shall, if it so elects to attempt to perfect title, use reasonable efforts to perfect title at its expense. If, at the end of said period, the Seller is still unable to convey title to the Premises free and clear of all encumbrances, liens or exceptions to title except as aforesaid, the Buyer may elect to accept such title as the Seller can convey, upon the payment of the aforesaid Purchase Price, or may reject the deed conveying such title on that ground. Upon such rejection, all sums paid on account hereof, together with interest thereon, and together with any reasonable expenses actually incurred by the Buyer in connection with this Agreement, shall be repaid by the Seller to the Buyer. Upon receipt of such payment by the Buyer, this Agreement shall terminate and become null and void and the parties hereto shall be released and discharged of all further claims and obligations, each to the other, hereunder.

      (d) The Buyer shall give written notice to the Seller's attorney, not less than ten (10) business days prior to the Closing Date, of any encumbrances or defects which the Buyer claims affect title other than those set forth in this Agreement, and failure to provide such notice shall be deemed to be an acceptance by the Buyer of any and all defects in title in existence on or before said date.

      Nothing shall constitute an encumbrance, lien or exception to title for the purposes of this Agreement if the Standards of Title of the Connecticut Bar Association recommends that no corrective or curative action is necessary in circumstances substantially similar to those presented by such encumbrances, liens, or exception to title. No election by the Seller to attempt to clear the title to the Premises of a defect claimed by the Buyer to cloud such title shall be deemed an admission by the Seller that such claimed defect is in fact a cloud on the title.

6.    INSURANCE

      Throughout the period between the date of this Agreement and the date of the closing of title, the Seller shall maintain existing liability insurance on the Premises.

7.    ENCUMBRANCES

      In addition to the exceptions to title in Schedules A and B, the Premises will be conveyed subject to:

      (a) Any restrictions or limitations imposed or to be imposed by governmental authority, including the zoning and planning rules and regulations of the City, and region or district, if any, in which the Premises are situated but not violations of the same;

      (b) Taxes of the City in which the Premises are situated which become due and payable after the date of delivery of the Deed, which taxes, if any, the Buyer will assume and agree to pay as part of the consideration for the deed;

      (c) Public improvement assessments, and/or any installments thereof, which assessments and/or installments become due and payable after the date of the delivery of the deed, which assessments and/or installments, if any, the Buyer will assume and agree to pay as part of the consideration for the deed; and

      (d) The following restriction, which shall run with the land and shall be included in the Warranty Deed: "The Grantee covenants and agrees that not less than 85% of the Premises conveyed hereunder shall be perpetually used for `open space or recreational purposes' as said terms are defined in subsection
(f) of Section 16-50d of the Connecticut General Statutes."

8.    ENTIRE AGREEMENT

      It is understood and agreed that this written Agreement (including Schedules A and B and any other schedules or any riders referred to in the body of this Agreement and attached hereto) constitutes the entire agreement between the parties hereto, and that no oral statements or promises, and no understandings not embodied in this writing, shall be valid or binding. Neither the Seller nor the Buyer shall record this Agreement in the Seymour Land Records.

9.    CLOSING

      It is agreed by the parties hereto that time is of the essence with respect to the Closing of Title (hereinafter referred to as the "Closing") and that such Closing shall take place at the Town Hall in the Town of Seymour, Connecticut on or before December 31, 1998 (the "Closing Date"), at a time to be determined, or such other place and date as may be mutually agreed upon by the parties hereto, at which time the deed shall be delivered upon receipt of the Purchase Price provided, however, that the above date is designed to allow the Seller to meet the Seller's contingencies described in Paragraph 12 hereof, and the parties agree that the Closing shall take place promptly but, subject to the requirement that the Closing occur on or before December 31, 1998, in any event within 60 days of the Seller notifying the Buyer that it has obtained final approval of the DPUC pursuant to Paragraph 12(b) hereof and of Seller notifying the Buyer of the expiration or waiver of the third party statutory purchase rights described in Paragraph 12(a) hereof, should such approval and such expiration or waiver occur prior to the times contemplated in said Paragraph 12 hereof.

10.   BROKER

      The parties hereto recognize that there was no agent or broker who negotiated the sale of the Premises. This Agreement is consummated by the Seller in reliance on the representation of the Buyer that no broker or agent brought the Premises to the Buyer's attention or was, in any way, a procuring cause of this sale and purchase. The Seller represents to the Buyer that no broker or agent represented the Seller in the sale of the Premises to the Buyer or has any exclusive sale or exclusive agency listing on the Premises, and the Seller hereby agrees to indemnify and hold harmless the Buyer against the claim of any broker or agent for a commission due by reason of this sale where it is judicially determined that said broker or agent had such a sale or agency listing applicable to such sale of the Premises. The Buyer hereby agrees to indemnify and hold harmless the Seller against the claim of any broker or agent for a commission due by reason of this sale, where it is judicially determined that said broker or agent called the Premises to the Buyer's attention or interested Buyer therein. Any indemnity contemplated within this Section 10 shall include without limitation, all reasonable costs of defending any such claim, including reasonable attorney's fees. The provisions of this paragraph shall survive the delivery of the deed hereunder.

11.   DEFAULT

      If the Buyer shall fail to tender the Purchase Price and close title in accordance with the provisions of this Agreement by the Closing Date, the Buyer shall reimburse the Seller its costs and expenses incurred in connection with the transactions contemplated in this Purchase and Sale Agreement, including without limitation its costs involved in obtaining the regulatory approvals required therefor, it being agreed that neither party desires to incur the additional expense, or to require the other party to incur the additional expense, to prove the precise amount of such expenses in the event of such a failure to comply, and it being further agreed that such expenses will, subject to the provisions of Paragraph 12(c) below, be $60,000.00 (the "Cost Reimbursement Amount"), whereupon all other rights and remedies of the Seller hereunder shall cease and be at an end. In the above event, the Buyer shall immediately return its copy of this Agreement to the Seller for cancellation. If the Seller shall fail to comply with any term of this Agreement, the Buyer shall have all rights available at law or in equity.

12.   SELLER AND BUYER CONTINGENCIES

      (a) Purchase Rights. The Premises are subject to statutory purchase rights in favor of the State of Connecticut, certain water companies, and certain non-profit organizations as contemplated in the applicable provisions of the Connecticut General Statutes (Sections 16-50c, 16-50d, and 25-33l).
If any of said rights are exercised, Seller shall return to Buyer all sums paid hereunder, together with interest thereon, within seven (7) days after such exercise and, upon such return of said sums, this Agreement and the obligations of the parties hereunder shall terminate and come to an end.

      (b) DPUC Approval. This Agreement is contingent upon the Seller obtaining final approval from the DPUC (which approval shall become "final" only upon the expiration of the applicable appeal periods without any appeal having been filed, served and pending on the applicable date below), for the sale of the Premises to the Buyer pursuant to Section 16-43 of the Connecticut General Statutes, and upon final approval by the DPUC, as defined above, of a ratemaking accounting treatment for the net gain from such sale reasonably satisfactory to the Seller. Such satisfaction shall be deemed to have been obtained if the Seller does not notify the Buyer to the contrary in writing within five (5) business days after having notified the Buyer of such final approval as contemplated in Paragraph 9 hereof. Seller agrees (i) to publish notice of its intention to sell in accordance with Section 16-50c(b)(2) of the Connecticut General Statutes within 5 business days from the first date on which this Agreement has been executed by both the Seller and the Buyer, (ii) to submit this Agreement to the DPUC for approval within 35 days after such publication, and (iii) to pursue its application for approval with reasonable diligence.

       If the Seller shall not have received final approval (as described in Subparagraph (b) above) by October 30, 1998, or if all purchase rights (as described in Subparagraph (a) above) shall not have expired or been waived in accordance with their statutory terms by December 24, 1998, this Agreement shall be terminable by the Seller so notifying the Buyer in writing within five (5) days of either of said conditions not having been met, and, upon such notification, Seller shall return to Buyer all sums paid hereunder, together with interest thereon. Upon such payment, this Agreement shall terminate and be of no further force or effect, and the parties shall be relieved of all liability each to the other, hereunder. The Seller shall also notify the Buyer in writing within five (5) days of each of said conditions having been successfully met.

      (c) Approval Pursuant to Section 8-24 of the General Statutes. This Agreement is contingent upon the Buyer receiving approval pursuant to Section 8-24 of the Connecticut General Statutes on or before April 30, 1998. The Buyer agrees to refer this transaction to the Seymour Planning and Zoning Commission upon the signing of this Agreement. If the Buyer is unable to obtain approval of the acquisition of the Premises by, and notifies the Seller on writing of such inability on or before April 30, 1998, then this Agreement shall be terminable by the Buyer and the obligatins of the parties hereunder, except the obligations set forth in the following sentence, shall cease and come to an end. In the event of a termination pursuant to this paragraph 12(c), the Buyer shall reimburse the Seller the sum of $30,000 as a cost reimbursement in lieu of the Cost Reimbursement Amount set forth in paragraph 11 hereof, and upon payment thereof, all other rights and remedies of the Seller hereunder shall cease and be at an end.

13.   EFFECT AND ASSIGNMENT

      The covenants and agreements herein are to be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns and shall survive the delivery of the deed hereunder. No assignment of this Agreement by the Buyer shall be valid unless the Seller assents thereto in writing. This Agreement constitutes the entire agreement between the parties and may not be changed except by a contract in writing signed by the party or parties against which enforcement of any waiver, change, modification, extension, estoppel, or discharge is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

14.   NO VIOLATIONS

      The Seller represents that to the best of its knowledge, at the time of the closing of title, there shall exist no violations of government (including environmental and zoning and planning) rules, regulations or limitations, unless same have become legally non-conforming, and no violations of any restrictive covenant, agreement or condition subject to which the title is to be conveyed in accord with the terms hereof.

15.   ENVIRONMENTAL TESTING

      The Buyer shall have the right to have a Phase I environmental site assessment of the Premises conducted during a sixty (60) day period commencing on the date of this Agreement. If the Buyer is reasonably dissatisfied with the condition of the Premises as indicated by such site assessment disclosing any risk of environmental contamination of the Premises, the Buyer may, by written notice to the Seller or the Seller's attorney describing such risk of environmental contamination and reasonable dissatisfaction and enclosing a copy of such Phase I site assessment, terminate this Agreement. If the Buyer terminates this Agreement as provided in this Section 15, all rights and liabilities of the parties hereto by reason of this Agreement shall be deemed at an end. Unless the Buyer shall have given such written notice to the Seller or the Seller's attorney of the Buyer's termination of this Agreement on or before the end of the aforesaid sixty (60) day period, the Buyer shall have no further right to terminate this Agreement pursuant to this Section 15. The cost of such testing shall be paid by the Buyer.

16.   OWNERSHIP

      Seller represents that at the signing of this Contract, the Seller is the record owner in fee simple of the Premises being conveyed herein and is not under any incapacity, other than the statutory provisions set forth in
Section 12 hereof, which prevents it from entering into this Agreement or complying with the terms thereof.

17.   BINDING OBLIGATION OF THE BUYER

      Buyer warrants and represents (a) that it is fully authorized to enter into this Agreement and to perform the obligations of the Buyer herein, subject to the provisions of Section 12 hereof, and (b) that this Agreement is fully enforceable against the Buyer in accordance with all of the terms hereof.

18.   NOTICES

      Any notice provided for by this Agreement and any other notice or communication which either party may wish to send to the other (collectively "Notices") shall be in writing and given by personal delivery or sent by United States registered or certified mail, return receipt requested, in a properly sealed envelope, postage-prepaid, addressed to the party for which such notice is intended, at such party's address set forth below or at any other address provided in writing by such party to the other by notice complying with this Section 18:

            If to Buyer, to:

                        John A. O'Toole, First Selectman
                        Town of Seymour
                        Seymour Town Hall
                        One First Street
                        Seymour, Connecticut 06483

            With a copy to:

                        Colleen D. Fries, Esquire
                        Bai, Pollack and Coyne, P.C.
                        Park City Plaza
                        10 Middle Street
                        Bridgeport, Connecticut 06604

            If to the Seller, to:

                        Birmingham Utilities, Inc.
                        230 Beaver Street
                        P.O. Box 426
                        Ansonia, Connecticut 06401
                        Attention:  Betsy Henley-Cohn

            With a copy to:

                        Robert J. Metzler, II, Esquire
                        Tyler Cooper & Alcorn, LLP
                        185 Asylum Street, CityPlace I
                        Hartford, Connecticut 06103

19.  RETENTION OF PARCEL BY SELLER

      The Buyer acknowledges that the Seller is retaining ownership of a parcel of land, approximately 4.9 acres together with easement rights with respect to ingress and egress and water mains to and from the parcel within the Premises off Squantuck Road as shown on the maps included as part of Schedule A with respect to Parcels D and G. Seller represents that it is retaining the parcel and easement rights in question for possible future use in connection with the water supply system and will agree, at the time of the Closing, to a restrictive covenant with respect to the parcel and easement rights in question that they will be used only for water utility facilities or for open space.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their




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hands and seals as of the day and in the year hereinbefore indicated.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:


                                    BIRMINGHAM UTILITIES, INC.
                                    ID# 06-0878647

As to Seller:

_____________________        By
Betsy Henley-Cohn
                                      Its Chairwoman
_____________________                 Duly Authorized


                                     TOWN OF SEYMOUR

As to Buyer:

_____________________         By
John A. O'Toole
                                      Its First Selectman,
_____________________                 Duly Authorized


STATE OF CONNECTICUT)
                    )   ss: New Haven                          March 3, 1998
COUNTY OF NEW HAVEN )

      Personally appeared Betsy Henley-Cohn, Chairwoman of BIRMINGHAM UTILITIES, INC., signer and sealer of the foregoing Purchase and Sale Agreement, and acknowledged the same to be her freed act and deed and the free act and deed of said BIRMINGHAM UTILITIES, INC., before me.




Commissioner of the Superior Court





STATE OF CONNECTICUT)
                    )   ss: Seymour                            March 3, 1998
COUNTY OF NEW HAVEN )

      Personally appeared John A. O'Toole, First Selectman of the TOWN OF SEYMOUR, signer and sealer of the foregoing Purchase and Sale Agreement, and acknowledged the same to be his free act and deed and the free act and deed of said TOWN OF SEYMOUR, before me.




                                    Commissioner of the Superior Court